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DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 8:30 AM SEPTEMBER 20, 2000


                          DUSA PHARMACEUTICALS REPORTS
                       RECEIPT OF FDA "APPROVABLE" LETTER
                   RE: COMMERCIAL BLU-U(TM) DEVICE SUPPLEMENT

WILMINGTON, MA, SEPTEMBER 20, 2000 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) reports that it has received an "approvable" letter from the FDA for the commercial version of its BLU-U(TM) brand light source. The Company is now awaiting receipt of the final FDA approval letter, which is expected at any time.

The "approvable" letter states that final approval is dependent only upon the FDA finding that DUSA's facilities, and those of its' BLU-U(TM) manufacturer, meet all current Good Manufacturing Practices. As previously announced, the FDA completed its inspections of these facilities in August, and reported no deficiencies to DUSA.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "DUSA has been in regular communication with the FDA, and we are pleased to have received the approvable letter. Once the inspection process was successfully completed, as previously announced, DUSA believed it had no further conditions to meet prior to FDA approval. The approvable letter confirms this. We can now look forward to receiving the final approval, and commercial availability, of the LEVULAN(R) Photodynamic Therapy System for non-hyperkeratotic actinic keratoses (AKs) of the face or scalp, at any time."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the timing of the approval by the FDA of the PMA Supplement, timing of the introduction of the LEVULAN(R) PDT System and commencement of sales. Such risks and uncertainties include, but are not limited to, final regulatory approval of the commercial version of the BLU-U(TM), dependence upon third-party manufacturers of the KERASTICK(R) and the BLU-U(TM), the timing of the launch of the LEVULAN(R) PDT System and ability to develop a market for the products, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com